Exhibit 19.1
INSIDER TRADING POLICY
ARRAY TECHNOLOGIES, INC.

PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Array Technologies, Inc. (together with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.

PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers, and employees of the Company, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the Chief Legal Officer (“CLO”) may designate as Insiders because they have access to material nonpublic information concerning the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members (as defined below), other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

INDIVIDUAL RESPONSIBILITY
Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the CLO or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY
It is the policy of the Company that no Insider of the Company (or any other person designated by this Policy or by the CLO as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members or other persons or entities:
1.    engage in transactions in Company Securities, except as otherwise specified in this Policy;
2.    recommend the purchase or sale of any Company Securities;
3.    Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.    Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no Insiders who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. This prohibition includes so-called “Shadow Trading,” in which Insiders uses material nonpublic information regarding the Company to trade in the securities of another, peer company.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•    Projections of future earnings or losses, or other earnings guidance;
•    Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•    A pending or proposed merger, acquisition, or tender offer;
•    A pending or proposed acquisition or disposition of a significant asset or subsidiary;
•    A pending or proposed joint venture;
•    A Company restructuring;
•    Significant related party transactions;
•    A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•    Bank borrowings or other financing transactions out of the ordinary course;
•    The establishment of a repurchase program for Company Securities;
•    A change in the Company’s pricing or cost structure;
•    Major marketing changes;
•    A change in management;
•    A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•    Development of a significant new product, process, or service;
•    Pending or threatened significant litigation, or the resolution of such litigation;
•    Impending bankruptcy or the existence of severe liquidity problems;
•    The gain or loss of a significant customer or supplier;
•    Significant cybersecurity incidents; and
•    The imposition of a ban on trading in Company Securities or the securities of another company.
If you are unsure whether information is material, you should either consult the CLO before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following types of transactions, which may become part of the Array long term incentive plan, except as specifically noted:
1.    Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-

assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.    Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
3.    401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.    Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
5.    Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the Insider is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period.
Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. It therefore is the Company’s policy that any Insiders may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Insider who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on material nonpublic information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Insiders from engaging in such transactions without pre-approval. Any Insider wishing to enter into such an arrangement must first submit the proposed transaction for approval by the CLO. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the CLO at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.

Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If an Insider determines that they must use a standing order or limit order, the order should be limited to five trading days and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

PRE-CLEARANCE & BLACKOUTS
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. Directors, Accounting and Finance employees with the title Director or higher, all other employees with the title of Vice President or higher, legal department employees, any employees that assist with preparing earnings releases or SEC filings, any employees on the Company’s Disclosure Committee, and any other persons designated by the CLO as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Covered Senior Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the CLO by filling out the Request for Pre-Clearance Form attached hereto as Addendum A and submitting such form to the CLO for execution at least two business days in advance of the proposed transaction. The CLO is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a Senior Covered Persons seeks pre- clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the CLO. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

If a Covered Senior Person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the CLO following the completion of the transaction. If the requestor becomes aware of material nonpublic information concerning the Company before the trade is executed, the preclearance shall be void and the trade must not be completed. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the CLO.
Quarterly Blackout Periods. Covered Senior Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen calendar days prior to the end of each fiscal quarter and ending after the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending fourteen days prior to the close of the next fiscal quarter.
Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the CLO may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CLO, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the CLO may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the CLO has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.

RULE 10b5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, an Insider must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the CLO and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Covered Senior Persons should note that the Company is required to report the entry into new plans by its officers and directors beginning with its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023.
For further information on Rule 10b5-1 Plans and their implementation, please see Addendum B hereto.

POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the CLO.

ADDENDUM A
to Insider Trading Policy for Senior Covered Persons

REQUEST FOR PRIOR WRITTEN CLEARANCE TO TRADE IN COMPANY SECURITIES
Array Technologies, Inc.
I,             , a designated “Covered Senior Person” as defined in the Insider Trading Policy (the “Policy”) of Array Technologies, Inc. (the “Company”), request prior written clearance in accordance with the terms of the Policy to trade in securities of the Company no later than two business days prior to the proposed trade and provide the following information:
Details of Securities:

Nature of proposed trading:
Number of securities:
Class of securities:

I confirm that:
•I have read and understood the Policy and the proposed trading does not breach the Policy or any legal obligations referred to in it, and I hereby affirm that I am not in possession of any material non-public information (“MNPI”) in relation to the Company, as defined in the Policy, and am undertaking the proposed trade in good faith.
•I acknowledge that in accordance with the Policy, I cannot trade in the Company’s securities until clearance is given and I understand that any clearance given will be valid only for the period stated in the clearance.
•I understand that approval under the Policy (if given) will not be an endorsement of the above dealing and that I remain responsible for complying with applicable laws and the Policy.

Signed:
Name:
Date:

Legal Department Use – Clearance to be completed by Chief Legal Officer

Clearance given by:
Signature	Date
Clearance valid for:
☐ 5 business days from the date of clearance (default period) ☐ business days from the date of clearance (default period)

ADDENDUM B
Rule 10b5-1 Trading Plan Guidelines
These Rule 10b5-1 Trading Plan Guidelines are applicable to any Company Insider designated to be a designated “Covered Senior Person” as described in the Company’s Insider Trading Policy:
1.    Every Rule 10b5-1 Trading Plan must be in writing.
2.    Every Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b-5 or Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
3.    Every Rule 10b5-1 Trading Plan must be entered into during a “Window Period” (as described in the Company’s Insider Trading Policy) that is not closed.
4.    Every Rule 10b5-1 Trading Plan must also be entered into when the particular Covered Senior Person is not otherwise aware of any material nonpublic information about the Company.
5.    For Section 16 officers, a Rule 10b5-1 Trading Plan must provide for a period of at least the later of (i) 90 calendar days and (ii) two business days following the disclosure of the Company’s financial results for the quarter between the establishment of a Rule 10b5-1 Trading Plan and the first trade to occur pursuant thereto. Any modification, amendment, or termination of a Rule 10b5-1 Trading Plan for Section 16 officers must also be subject to this waiting period.
6.    For designated Covered Senior Persons not subject to Section 16, a Rule 10b5-1 Trading Plan must provide for a period of at least 30 days between the establishment of a Rule 10b5-1 Trading Plan and the first trade to occur pursuant to such plan. Any modification, amendment, or termination of a Trading Plan for designated Covered Senior Persons not subject to Section 16 must also be subject to this waiting period.
7.    Every Rule 10b5-1 Trading Plan must fully comply with all requirements of Rule 10b5-1 of the Exchange Act, including, without limitation, the requirement that the Rule 10b5-1 Trading Plan (a) either expressly specify the amount, price and date of the sales (or purchases) of the Company’s stock to be effected; or provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s stock, the quantity to sell (or purchase) and the price; (b) delegate decision-making authority with regard to these transactions to someone without any material nonpublic information about the Company; and (c) the Covered Senior Person act in good faith with respect to the Rule 10b5-1 Trading Plan for the duration of such plan.
8.    Every Rule 10b5-1 Trading Plan must ensure that the Covered Senior Person fully complies with his or her obligations under Section 16 of the Exchange Act.
9.    Every Rule 10b5-1 Trading Plan must fully comply with Rule 144 of the Securities Act of 1933, as amended, including, in the case of affiliates (as defined in Rule 144), the Form 144 filing requirements and the volume limitations for every “rolling” three-month period.

10.    Every Rule 10b5-1 Trading Plan must provide that prior to any early termination of the plan the Covered Senior Person has consulted with, and received the approval of, the Company’s Chief Legal Officer (“CLO”) and be subject to the waiting periods described above.
11.    Every Rule 10b5-1 Trading Plan must be approved in advance by the Company’s CLO.
12.    Any modification or amendment to an approved Rule 10b5-1 Trading Plan must be approved in advance by the Company’s CLO, must be entered into during a Window Period that is not closed and must also be entered into when the particular Covered Senior Person is not otherwise aware of any material nonpublic information about the Company.
13.    Covered Senior Persons may execute only one Rule 10b5-1 Trading Plan that provides for a single trade in a 12-month period.
14.    While a Rule 10b5-1 Trading Plan is in effect for a Covered Senior Person may not maintain multiple overlapping plans except for (i) plans that exclusively authorize sell-to-cover transactions to satisfy tax withholding obligations, (ii) a series of separate Rule 10b5-1 Trading Plans with different broker-dealers or other agents acting on behalf of the person to execute trades of securities held in separate accounts, provided that the contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of Rule 10b5-1(c)(1), and (iii) a second plan whose trades will not commence until the expiration of the first plan.
15.    While a Rule 10b5-1 Trading Plan is in effect for a Covered Senior Person, such Covered Senior Person must conduct all trading transactions in Company stock under the Rule 10b5-1 Trading Plan (unless sales are conducted under an effective Company filed registration statement).
16.    All Rule 10b5-1 Trading Plans shall include a certification from the Covered Senior Person that (a) the Covered Senior Person is not aware of any material nonpublic information and (b) the Rule 10b5-1 Trading Plan was entered into in good faith and not part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Note: Notwithstanding any approval of a Rule 10b5-1 Trading Plan, the Company and all of its employees and agents assume no liability for the consequences of any transaction made pursuant to any such Rule 10b5-1 Trading Plan.

If you have any doubts as to your responsibilities under these guidelines, seek clarification and guidance from the Company’s CLO before you act. Do not try to resolve uncertainties on your own.

ADDENDUM C
Insider Trading Policy Checklist for Section 16 Officers, Directors and Other Designated “Covered Senior Persons”
You should ask the following questions and take the following actions before making any purchase, sale, or other transfer of shares of Company stock:
1.    Have I previously adopted a Rule 10b5-1 Trading Plan in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines? If “yes,” then stop here—you can trade pursuant to the terms of your Rule 10b5-1 Plan. If “no,” then go to question 2.
2.    Are we inside a Window Period (as described in the Company’s Insider Trading Policy)? If “no,” then stop here – you cannot trade in Company stock. If “yes,” then go to question 3.
3.    If we are inside a Window Period, have I received notification that the Window Period has not been opened or has been closed? If “yes,” then stop here – you cannot trade in Company stock. If “no,” then go to question 4.
4.    Do I have material non-public “inside” information about the Company? If “yes,” then stop here – you cannot trade in Company stock. If “no,” then go to question 5.
5.    Have I purchased any Company stock (or has anyone purchased any Company stock with respect to which I am deemed a “beneficial owner”) within the last six months? If “yes,” then you cannot sell stock, but you may buy stock subject to the pre-clearance procedures discussed in question 7.
6.    Have I sold any Company stock (or has anyone sold any Company stock with respect to which I am deemed a “beneficial owner”) within the last six months? If “yes,” then you cannot buy stock, but you may sell stock subject to the pre-clearance procedures discussed in question 7.
7.    Have I pre-cleared my transaction with the Company’s Chief Legal Officer or the Chief Financial Officer? If “no,” then you must do so by contacting the Chief Legal Officer or the Chief Financial Officer and completing the pre-clearance review. You must affirmatively hear back from the Chief Legal Officer or the Chief Financial Officer for pre-clearance to be effective; no response does not mean that you have been pre-cleared. If “yes,” then go to question 8.
8.    You should request that a transaction confirmation be promptly sent to the Company so that the appropriate Form 4 may be timely filed with the SEC (the Form 4 must be filed with the SEC within two business days of the transaction).